FOR IMMEDIATE RELEASE

CONTACTS :	James G. Rakes, Chairman, President & CEO	(540) 951-6236
David K. Skeens, Treasurer	(540) 951-6347

NATIONAL BANKSHARES, INC. APPOINTS

NEW CHIEF FINANCIAL OFFICER

BLACKSBURG, VA, JANUARY 16, 2009: James G. Rakes, Chairman, President & CEO of National Bankshares, Inc. announced today that the Company’s Board of Directors has approved the appointment of David K. Skeens as Treasurer and Chief Financial Officer. Mr. Skeens will continue to serve as Senior Vice President of Operations and Risk Management at National Bankshares’ community bank subsidiary, National Bank.

Mr. Skeens, 42, has a B.B.A. in Accounting from Radford University, and he completed the Graduate School of Banking at Louisiana State University. He also achieved the Certified Financial Services Auditor and Certified Trust Auditor designations. Mr. Skeens joined National Bank in 1990 as a Management Trainee. He has served as the bank’s Auditor, as National Bankshares’ Corporate Auditor and, most recently, as National Bank’s Senior Vice President of Operations and Risk Management.

In announcing the appointment Chairman Rakes said, “David is a highly ethical and experienced professional with a long and successful track record with our Company. We conducted an extensive search to fill this important position, and I am pleased that the most suitable candidate was someone we know well and in whom we have a great deal of trust.” Mr. Rakes added, “National Bankshares, Inc. has been fortunate to be able to continue to produce solid results in these challenging times, and we are happy to add David’s talents to our senior management team.”

National Bankshares, Inc. is a financial holding company with headquarters in Blacksburg, Virginia. It is the parent company of National Bank, a 117 year-old community bank with 26 locations throughout Southwest Virginia. The Company also owns a non-bank financial services subsidiary that does business in the same market as National Bankshares Investment Services and National Bankshares Insurance Services. National Bankshares, Inc. is listed on the NASDAQ Capital Market under the symbol “NKSH”. Additional information is available at www.nationalbankshares.com.